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                                                                  EXHIBIT 4(31)

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:
Sheppard, Mullin, Richter & Hampton,
LLP 333 South Hope Street, 48th Floor
Los Angeles, California 90071
Attention: William M.Scott IV, Esq.

INSTRUCTIONS TO COUNTY RECORDER:
Index this document as
(1) a deed of trust and
(2) a fixture filing.

--------------------------------------------------------------------------------
                        (Space above for Recorder's Use)

                                  DEED OF TRUST
                   with Assignment of Rents and Fixture Filing

NOTICE: THE OBLIGATIONS SECURED HEREBY PROVIDE THE PERIODIC INCREASES AND/OR DECREASES IN THE APPLICABLE INTEREST RATE.

NOTICE: THE OBLIGATIONS SECURED HEREBY INCLUDE REVOLVING CREDIT OBLIGATIONS WHICH PERMIT BORROWING, REPAYMENT AND REBORROWING.

      This Deed of Trust with Assignment of Rents and Fixture Filing ("Deed of Trust") is made as of December 18, 1998 by CINDERLANE, INC., a Nevada corporation, as trustor ("Trustor"), in favor of CHICAGO TITLE INSURANCE COMPANY ("Trustee"), for the benefit of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("Beneficiary"), as agent ("Agent") for itself and the other lenders (collectively, the "Lenders") now or hereafter a party to that certain Loan Agreement (the "Loan Agreement") of even date herewith, among Beneficiary (in its individual capacity) and the Lenders as the lenders, Rio Properties, Inc., a Nevada corporation ("Rio Properties") and Rio Leasing, Inc., a Nevada corporation ("Rio Leasing"), as the borrowers (collectively, the "Borrowers"), and Beneficiary as Agent. Pursuant to the Loan Agreement, Beneficiary and the Lenders have agreed to make loans to Borrowers in the aggregate maximum principal amount (including future advances) of $125,000,000 (collectively, the "Loan").
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Trustor has issued a Subsidiary Guaranty in favor of Beneficiary dated as of the date hereof pursuant to which Trustor guarantees the obligations of Borrowers under the Loan Agreement and the other Loan Documents as further set forth therein (the "Guaranty").

      1. Grant in Trust and Secured Obligations.

            1.1 Grant in Trust. For the purpose of securing payment and performance of the Secured Obligations defined and described in Section 1.2, Trustor hereby irrevocably and unconditionally grants, conveys, transfers and assigns to Trustee, in trust for the benefit of Beneficiary, with power of sale and right of entry and possession, all estate, right, title and interest which Trustor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the "Property"):

                  (a) The real property located in the County of Clark, State of Nevada, as described in Exhibit A, together with all existing and future easements and rights affording access to it (the "Land"); together with

                  (b) All buildings, structures and improvements now located or later to be constructed on the Land (the "Improvements"); together with

                  (c) All existing and future appurtenances, privileges, easements, franchises, hereditaments and tenements of the Land, including all minerals, oil, gas, other hydrocarbons and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under or produced from any part of the Land, all development rights and credits, air rights, water, water rights (whether riparian, appropriative or otherwise, and whether or not appurtenant) and water stock, and any land lying in the streets, roads or avenues, open or proposed, in front of or adjoining the Land and Improvements; together with


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                  (d) All existing and future leases, subleases, subtenancies, licenses, occupancy agreements and concessions (collectively the "Leases") relating to the use and enjoyment of all or any part of the Land and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such leases; together with

                  (e) All real property and improvements on it, and all appurtenances and other property and interests of any kind or character, whether described in Exhibit A or not, which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Land and Improvements; together with

                  (f) All goods, materials, supplies, chattels, furniture, fixtures, equipment and machinery now or later to be attached to, placed in or on, or used in connection with the use, enjoyment, occupancy or operation of all or any part of the Land and Improvements, whether stored on the Land or elsewhere, including all pumping plants, engines, pipes, ditches and flumes, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Deed of Trust; together with

                  (g) All building materials, equipment, work in process or other personal property of any kind, whether stored on the Land or elsewhere, which have been or later will be acquired for the purpose of being delivered to, incorporated into or installed in or about the Land or Improvements; together with

                  (h) All rights to the payment of money and all value arising from any and all existing and future Interest Rate Protection Agreements, and any and all other existing and future transactions between Trustor and Beneficiary or any other party which may afford interest rate protection to all or part of the Loan; together with


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                  (i) All rights to the payment of money, accounts, accounts receivable, reserves, deferred payments, refunds, cost savings, payments and deposits, room revenues, food revenues, beverage revenues and casino revenues, whether now or later to be received from third parties or deposited by Trustor with third parties (including all utility deposits), contract rights, development and use rights, governmental permits and licenses, applications, architectural and engineering plans, specifications and drawings, as-built drawings, chattel paper, instruments, documents, notes, drafts and letters of credit (other than letters of credit in favor of Beneficiary), which arise from or relate to construction on the Land or to any business now or later to be conducted on it, or to the Land and Improvements generally; together with

                  (j) All proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements or the other property described above into cash or liquidated claims, including proceeds of all present and future fire, hazard or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding, and all causes of action and their proceeds for any damage or injury to the Land, Improvements or the other property described above or any part of them, or breach of warranty in connection with the construction of the Improvements, including causes of action arising in tort, contract, fraud or concealment of a material fact; together with

                  (k) All books and records pertaining to any and all of the property described above, including computer readable memory and any computer hardware or software necessary to access and process such memory ("Books and Records"); together with

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                  (l) All proceeds of, additions and accretions to,
      substitutions and replacements for, and changes in any of the property described above, including all proceeds of any voluntary or involuntary disposition or claim respecting any such property (arising out of any judgment, condemnation or award, or otherwise arising) and all goods, documents, general intangibles, chattel paper and accounts, wherever located, acquired with cash proceeds of any of the foregoing or its proceeds.

Capitalized terms used herein without definition have the meanings given them in the Loan Agreement.

            1.2 Secured Obligations.

                  (a) Trustor makes the grant, conveyance, transfer and assignment set forth in Section 1.1 for the purpose of securing the following obligations (the "Secured Obligations") in any order of priority that Beneficiary may choose:

                        (i) Payment of all obligations at any time owing under
            the Guaranty;

                        (ii) Payment and performance of all obligations of
            Trustor under this Deed of Trust;

                        (iii) Payment and performance of all future advances and
            other obligations that Trustor or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety or guarantor) for the benefit of Beneficiary and/or any of the Lenders, when a writing evidences the parties' agreement that the advance or obligation be secured by this Deed of Trust; and

                        (iv) Payment and performance of all modifications,
            amendments, extensions and renewals, however evidenced, of any of the Secured Obligations.

            (b) All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations.

      2. Assignment of Rents.

            2.1 Assignment. Effective upon the recordation of this Deed of Trust, Trustor hereby irrevocably, absolutely, presently and unconditionally assigns to Beneficiary all rents, royalties, issues, profits, revenue, income and proceeds of the Property, whether now due, past due or to become due, including all prepaid rents and security deposits, and further including, without limitation, all rights to payment for hotel room occupancy by hotel guests or otherwise, which includes any payment or monies received or to be received in whole or in part, whether actual or deemed to be, for the sale of services or products in connection with such occupancy, advance registration fees by hotel guests, tour or junket proceeds and deposits, deposits for convention and/or party reservations, and other benefits from the Property (some or all collectively, as the context may require, "Rents"). This is an absolute assignment, not an assignment for security only.

            2.2 Grant of License. Beneficiary hereby confers upon Trustor a license ("License") to collect and retain the Rents as they become due and payable, so long as no Event of Default, as defined in Section 5.2, shall exist and be continuing. If an Event of Default has occurred and is continuing, Beneficiary shall have the right, which it may choose to exercise in its sole discretion, to terminate this License without notice to or demand upon Trustor, and without regard to the adequacy of Beneficiary's security under this Deed of Trust.

            2.3 Collection and Application of Rents. Subject to the License granted to Trustor under Section 2.2, Beneficiary has the right, power and authority to collect any and all Rents. Subject to applicable Gaming Laws, Trustor hereby appoints Beneficiary its attorney-in-fact to perform any and all of the following acts, if and at the times when Beneficiary in its sole discretion may so choose:

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                  (a) Demand, receive and enforce payment of any and all Rents;
      or

                  (b) Give receipts, releases and satisfactions for any and all Rents; or

                  (c) Sue either in the name of Trustor or in the name of Beneficiary for any and all Rents.

            Beneficiary's right to the Rents does not depend on whether or not Beneficiary takes possession of the Property as permitted under subsection 5.3(c). In Beneficiary's sole discretion, Beneficiary may choose to collect Rents either with or without taking possession of the Property. Beneficiary shall apply all Rents collected by it in the manner provided under Section 5.6. If an Event of Default occurs while Beneficiary is in possession of all or part of the Property and is collecting and applying Rents as permitted under this Deed of Trust, Beneficiary, Trustee and any receiver shall nevertheless be entitled to exercise and invoke every right and remedy afforded any of them under this Deed of Trust and at law and in equity, including the right to exercise the power of sale granted under Section 1.1 and subsection 5.3(g).

            2.4 Beneficiary Not Responsible. Under no circumstances shall Beneficiary have any duty to produce Rents from the Property. Regardless of whether or not Beneficiary, in person or by agent, takes actual possession of the Land and Improvements, Beneficiary is not and shall not be deemed to be:

                  (a) A "mortgagee in possession" for any purpose; or

                  (b) Responsible for performing any of the obligations of the lessor under any lease; or

                  (c) Responsible for any waste committed by lessees or any other parties, any dangerous or defective condition of the Property, or any negligence in the management, upkeep, repair or control of the Property; or


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

                  (d) Liable in any manner for the Property or the use, occupancy, enjoyment or operation of all or any part of it.

            2.5 Leasing. Except for the leases listed in Schedule 6.26 of the Loan Agreement, Trustor shall not accept any deposit or prepayment of Rents for any rental period exceeding one (1) month without Beneficiary's prior written consent. Trustor shall not lease the Property or any part of it except strictly in accordance with the Loan Agreement. Trustor shall apply all Rents in the manner required by the Loan Agreement.

      3. Fixture Filing. This Deed of Trust shall be effective as a financing statement filed as a fixture filing from the date of the recording hereof in accordance with NRS 104.9402. In connection therewith, the addresses of the Trustor as debtor ("Debtor") and Beneficiary as secured party ("Secured Party") are as set forth in the signature pages hereof. This address of Beneficiary, as the Secured Party, is also the address from which information concerning the security interest may be obtained by any interested party.

                  (a) The property subject to this fixture filing is described in Section 1.1 above.

                  (b) Portions of the property subject to this fixture filing as identified in (a) above are or are to become fixtures related to the real estate described on Exhibit "A" to this Deed of Trust.

                  (c) Secured Party is: BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, AS AGENT, under the Loan Agreement referred to above, whose address is set forth after the signatures as the Notice address.

                  (d) Debtor is: CINDERLANE, INC., whose address is set forth after the signatures as the Notice address.

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      4. Rights and Duties of the Parties.

            4.1 Representations and Warranties. Trustor represents and warrants that, except as previously disclosed to Beneficiary in a writing making reference to this Section 4.1:

                  (a) Trustor lawfully possesses and holds fee simple title to all of the Land and Improvements;

                  (b) Trustor has or will have good title to all Property other than the Land and Improvements;

                  (c) Trustor has the full and unlimited power, right and authority to encumber the Property and assign the Rents;

                  (d) This Deed of Trust creates a first and prior lien on the Property;

                  (e) The Property includes all property and rights which may be reasonably necessary or desirable to promote the present and any reasonable future beneficial use and enjoyment of the Land and Improvements;

                  (f) Trustor owns any Property which is personal property free and clear of any security agreements, reservations of title or conditional sales contracts, and there is no financing statement affecting such personal property on file in any public office; and

                  (g) Trustor's place of business, or its chief executive office if it has more than one place of business, is located at the address specified below.

            4.2 Taxes and Assessments. Trustor shall pay prior to delinquency all taxes, levies, charges and assessments, including assessments on appurtenant water stock, imposed by any public or quasi-public authority or utility company (collectively, "Impositions") which are (or if not paid, may become) a lien on all or part of the Property or any interest in it, or which may cause any decrease in the value of the Property or any part of it. If any such taxes, levies, charges or assessments become delinquent, Beneficiary may require Trustor to present evidence that they have been paid in full, on ten (10) days' written notice by Beneficiary to Trustor.

Notwithstanding the foregoing, Trustor shall not be required to pay any Imposition so long as (i) its validity is being actively contested in good faith and by appropriate proceedings, and (ii) Trustor has demonstrated to Beneficiary's reasonable satisfaction that leaving such Imposition unpaid pending the outcome of such proceedings could not result in conveyance of the Property in satisfaction of such Imposition or otherwise impair Beneficiary's interest under this Deed of Trust.

            4.3 Performance of Secured Obligations. Trustor shall promptly pay and perform each Secured Obligation in accordance with its terms.

            4.4 Liens, Charges and Encumbrances. Trustor shall immediately discharge any lien on the Property which Beneficiary has not consented to in writing. Trustor shall pay when due each obligation secured by or reducible to a lien, charge or encumbrance which now does or later may encumber or appear to encumber all or part of the Property or any interest in it, whether the lien, charge or encumbrance is or would be senior or subordinate to this Deed of Trust.

            4.5 Damages and Insurance and Condemnation Proceeds.

                  (a) Trustor hereby absolutely and irrevocably assigns to Beneficiary, and authorizes the payor to pay to Beneficiary the following claims, causes of action, awards, payments and rights to payment:

                        (i) All awards of damages and all other compensation
            payable directly or indirectly because of a condemnation, proposed condemnation or taking for public or private use which affects all or part of the Property or any interest in it; and

                        (ii) All other awards, claims and causes of action,
            arising out of any warranty affecting all or any part of the Property, or for damage or injury to or decrease in value of all or part of the Property or any interest in it; and

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                        (iii) All proceeds of any insurance policies payable
            because of loss sustained to all or part of the Property in excess of $1,000,000; and

                        (iv) All interest which may accrue on any of the
            foregoing.

                  (b) Trustor shall immediately notify Beneficiary in writing if:

                        (i) Any damage occurs or any injury or loss is sustained
            in the amount of $1,000,000 or more to all or part of the Property, or any action or proceeding relating to any such damage, injury or loss is commenced; or

                        (ii) Any offer is made, or any action or proceeding is
            commenced, which relates to any actual or proposed condemnation or taking of all or part of the Property.

                  (c) If Beneficiary chooses to do so, Beneficiary may in its own name appear in or prosecute any action or proceeding to enforce any cause of action based on warranty, or for damage, injury or loss to all or part of the Property, and Beneficiary may make any compromise or settlement of the action or proceeding. Beneficiary, if it so chooses, may participate in any action or proceeding relating to condemnation or taking of all or part of the Property, and may join Trustor in adjusting any loss covered by insurance.

                  (d) All proceeds of these assigned claims, other property and rights which Trustor may receive or be entitled to shall be paid to Beneficiary. In each instance, Beneficiary shall apply such proceeds first toward reimbursement of all of Beneficiary's reasonable costs and expenses of recovering the proceeds, including reasonable attorneys' fees. Such attorneys' fees shall include the allocated costs for services of in-house counsel. If, in any instance, each and all of the following conditions are satisfied in Beneficiary's


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      reasonable judgment, Beneficiary must permit Trustor to use the balance of such proceeds ("Net Claims Proceeds") to pay costs of repairing or reconstructing the Property in the manner described below:

                        (i) The plans and specifications, cost breakdown,
            construction contract, construction schedule, contractor and payment and performance bond for the work of repair or reconstruction must all be acceptable to Beneficiary; and

                        (ii) Beneficiary must receive evidence satisfactory to
            it that after repair or reconstruction, the Property would be at least as valuable as it was immediately before the damage or condemnation occurred; and

                        (iii) The Net Claims Proceeds must be sufficient in
            Beneficiary's determination to pay for the total cost of repair or reconstruction, including all associated development costs and interest projected to be payable on the Secured Obligations until the repair or reconstruction is complete; or Trustor must provide its own funds in an amount equal to the difference between the Net Claims Proceeds and a reasonable estimate, made by Trustor and found acceptable by Beneficiary, of the total cost of repair or reconstruction; and

                        (iv) Beneficiary must receive evidence satisfactory to
            it that all leases which Beneficiary may find acceptable will continue after the repair or reconstruction is complete; and

                        (v) No Event of Default shall have occurred and be
            continuing.

      If Beneficiary finds that such conditions have been met, Beneficiary shall hold the Net Claims Proceeds and any funds which Trustor is required to provide in a noninterest-bearing account and shall disburse them to Trustor to pay costs of repair or reconstruction upon presentation of evidence reasonably satisfactory to Beneficiary that repair or reconstruction has been

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      completed satisfactorily and lien-free. However, if Beneficiary finds that one or more of such conditions have not been satisfied, Beneficiary may apply the Net Claims Proceeds to pay or prepay (without premium) some or all of the Secured Obligations in such order and proportions as Beneficiary in its sole discretion may choose.

                  (e) Trustor hereby specifically, unconditionally and irrevocably waives all rights of a property owner under all laws which provide for allocation of condemnation proceeds between a property owner and a lienholder, and any other law or successor statute of similar import.

            4.6 Maintenance and Preservation of Property.

                  (a) Trustor shall insure the Property as required by the Loan Agreement and keep the Property in good condition and repair.

                  (b) Trustor shall not remove or demolish any material portion of the Property or any part of it, or make any material alteration, restoration or addition to the Property, or initiate or allow any change in any zoning or other land use classification which affects the Property or any part of it, except as permitted or required by the Loan Agreement or with Beneficiary's express prior written consent in each instance.

                  (c) If all or part of the Property becomes damaged or destroyed, Trustor shall promptly and completely repair and/or restore the Property in a good and workmanlike manner in accordance with sound building practices, regardless of whether or not Beneficiary agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction under Section 4.5.

                  (d) Trustor shall not commit or allow any act upon or use of the Property which would violate: (i) any applicable law or order of any governmental authority, whether now existing or later to be enacted and whether foreseen or unforeseen; or (ii) any public or private covenant, condition, restriction or equitable servitude affecting the Property. Trustor shall not bring or keep

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      any article on the Property or cause or allow any condition to exist on it, if that could invalidate or would be prohibited by any insurance coverage required to be maintained by Trustor on the Property or any part of it under the Loan Agreement.

                  (e) Trustor shall not commit or allow waste of the Property.

                  (f) Trustor shall perform all other acts which from the character or use of the Property may be reasonably necessary to maintain and preserve its value.

            4.7 Trustee's Acceptance of Trust. Trustee accepts this trust when this Deed of Trust is recorded.

            4.8 Releases, Extensions, Modifications and Additional Security.

                  (a) From time to time, Beneficiary may perform any of the following acts without incurring any liability or giving notice to any person, and without affecting the personal liability of any person for the payment of the Secured Obligations (except as provided below), and without affecting the security hereof for the full amount of the Secured Obligations on all Property remaining subject hereto, and without the necessity that any sum representing the value of any portion of the Property affected by the Beneficiary's action be credited on the Secured
      Obligations:

                        (i) Accept additional real or personal property of any
            kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; or

                        (ii) Alter, substitute or release any property securing
            the Secured Obligations.

                  (b) From time to time when requested to do so by Beneficiary in writing, Trustee may perform any of the following acts without incurring any liability or giving notice to any person:

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                        (i) Consent to the making of any plat or map of the
            Property or any part of it;

                        (ii) Join in granting any easement or creating any
            restriction affecting the Property;

                        (iii) Join in any subordination or other agreement
            affecting this Deed of Trust or the lien of it; or

                        (iv) Reconvey the Property or any part of it without any
            warranty.

            4.9 Reconveyance. When all of the Secured Obligations have been paid in full and the commitments to extend credit to Borrowers under the Loan Agreement have been terminated, Beneficiary shall request Trustee in writing to reconvey the Property, and shall surrender this Deed of Trust and all notes and instruments evidencing the Secured Obligations to Trustee. When Trustee receives Beneficiary's written request for reconveyance and all fees and other sums owing to Trustee by Trustor under Section 4.10, Trustee shall reconvey the Property, or so much of it as is then held under this Deed of Trust, without warranty to the person or persons legally entitled to it. Such person or persons shall pay any costs of recordation. In the reconveyance, the grantee may be described as "the person or persons legally entitled thereto," and the recitals of any matters or facts shall be conclusive proof of their truthfulness. Neither Beneficiary nor Trustee shall have any duty to determine the rights of persons claiming to be rightful grantees of any reconveyance.

            4.10 Compensation, Exculpation, Indemnification.

                  (a) Trustor agrees to pay fees in the maximum amounts legally permitted, or reasonable fees as may be charged by Beneficiary and Trustee when the law provides no maximum limit, for any services that Beneficiary or Trustee may render in connection with this Deed of Trust, including Beneficiary's providing a statement of the Secured Obligations or Trustee's rendering of services in connection with a reconveyance. Trustor shall also pay or reimburse all of Beneficiary's and Trustee's reasonable costs and expenses which may be incurred in rendering any such services. Trustor further agrees to pay or reimburse Beneficiary for all reasonable costs, expenses and other advances which may be incurred or made by Beneficiary or Trustee in any efforts to enforce any terms of this Deed of Trust, including any rights or remedies afforded to Beneficiary or Trustee or both of them under Section 5.3, whether any lawsuit is filed or not, or in defending any action or proceeding arising under or relating to this Deed of Trust, including reasonable attorneys' fees and other legal costs, costs of any Foreclosure Sale (as defined in subsection 5.3(h)) and any cost of evidence of title. If Beneficiary chooses to dispose of Property through more than one Foreclosure Sale, Trustor shall pay all costs, expenses or other advances that may be incurred or made by Trustee or Beneficiary in each of such Foreclosure Sales.

                  (b) Beneficiary shall not be directly or indirectly liable to Trustor or any other person as a consequence of any of the following:

                        (i) Beneficiary's exercise of or failure to exercise any
            rights, remedies or powers granted to Beneficiary in this Deed of Trust;

                        (ii) Beneficiary's failure or refusal to perform or
            discharge any obligation or liability of Trustor under any agreement related to the Property or under this Deed of Trust; or

                        (iii) Any loss sustained by Trustor or any third party
            resulting from Beneficiary's failure to lease the Property, or from any other act or omission of Beneficiary in managing the Property, after an Event of Default, unless the loss is caused by the willful misconduct and bad faith of Beneficiary.

      To the extent permitted by applicable law, Trustor hereby expressly waives and releases all liability of the types described above, and agrees that no such liability shall be asserted against or imposed upon Beneficiary.

                  (c) Trustor agrees to indemnify Trustee and Beneficiary against and hold them harmless from all losses, damages, liabilities, claims, causes of action, judgments, court costs, attorneys' fees and other reasonable legal expenses, cost of evidence of title, cost of evidence of value, and other reasonable costs and expenses which either may suffer or incur:

                        (i) In performing any act required or permitted by this
            Deed of Trust or any of the other Loan Documents or by law;

                        (ii) Because of any failure of Trustor to perform any of
            Trustor's obligations; or

                        (iii) Because of any alleged obligation of or
            undertaking by Beneficiary to perform or discharge any of the representations, warranties, conditions, covenants or other obligations in any document relating to the Property other than the Loan Documents.

      This agreement by Trustor to indemnify Trustee and Beneficiary shall survive the release and cancellation of any or all of the Secured Obligations and the full or partial release and/or reconveyance of this Deed of Trust.

                  (d) Trustor shall pay all obligations to pay money arising under this Section 4.10 immediately upon demand by Trustee or Beneficiary. Each such obligation shall bear interest from the date the obligation arises at the "Base Rate" plus the "Applicable Margin," as defined in the Loan Agreement.

            4.11 Defense and Notice of Claims and Actions. At Trustor's sole expense, Trustor shall protect, preserve and defend the Property and title to and right of possession of the Property, and the security of this Deed of Trust and the rights and powers of Beneficiary and Trustee created under it, against all adverse claims. Trustor shall give Beneficiary and Trustee prompt notice in writing if any claim is asserted which does or could affect any of such matters, or if any action or proceeding is commenced which alleges or relates to any such claim.

            4.12 Substitution of Trustee. From time to time, Beneficiary may substitute a successor to any Trustee named in or acting under this Deed of Trust in any manner now or later to be provided at law, or by a written instrument executed and acknowledged by Beneficiary and recorded in the office(s) of the recorder(s) of the county or counties where the Land and Improvements are situated. Any such instrument shall be conclusive proof of the proper substitution of the successor Trustee, who shall automatically upon recordation of the instrument succeed to all estate, title, rights, powers and duties of the predecessor Trustee, without conveyance from it.

            4.13 Subrogation. Beneficiary shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Beneficiary in accordance with this Deed of Trust.

            4.14 Site Visits. Subject to compliance with Gaming Laws, including restrictions on access to security and surveillance systems and the casino cage, Beneficiary and its agents and representatives shall have the right at any reasonable time to enter and visit the Property for the purpose of performing appraisals.

            4.15 Notice of Change. Trustor shall give Beneficiary prior written notice of any change in (a) the location of Trustor's place of business or its chief executive office if it has more than one place of business, (b) the location of any of the Property, including the Books and Records and (c) Trustor's name or business structure. Unless otherwise approved by Beneficiary in writing, all Property that consists of personal property (other than the Books and Records) will be located on the Land and all Books and Records will be located at Trustor's place of business or chief executive office if Trustor has more than one place of business.

      5. Accelerating Transfers, Default and Remedies.

            5.1 Accelerating Transfers.

                  (a) "Accelerating Transfer" means any sale, contract to sell, conveyance, encumbrance, lease not expressly permitted under the Loan Agreement, or other transfer of all or any material part of the Property or any interest in it, whether voluntary, involuntary, by operation of law or otherwise. If Trustor is a corporation, "Accelerating Transfer" also means any transfer or transfers of shares possessing, in the aggregate, more than fifty percent (50%) of the voting power. If Trustor is a partnership, "Accelerating Transfer" also means withdrawal or removal of any general partner, dissolution of the partnership under Nevada law, or any transfer or transfers of, in the aggregate, more than fifty percent (50%) of the partnership interests.

                  (b) Trustor acknowledges that Beneficiary is making advances under the Loan Agreement in reliance on the expertise, skill and experience of Trustor; thus, the Secured Obligations include material elements similar in nature to a personal service contract. In consideration of Beneficiary's reliance, Trustor agrees that Trustor shall not make any Accelerating Transfer, unless the transfer is preceded by Beneficiary's express written consent to the particular transaction and transferee. Beneficiary may withhold such consent in its sole discretion. If any Accelerating Transfer occurs, Beneficiary, in its sole discretion may declare all of the Secured Obligations to be immediately due and payable, and Beneficiary and Trustee may invoke any rights and remedies provided by Section 5.3 of this Deed of Trust.

            5.2 Events of Default. Trustor will be in default under this Deed of Trust upon the occurrence of any one or more of the following events (some or all collectively, "Events of Default;" any one singly, an "Event of Default"):

                  (a) Trustor fails to perform any obligation to pay money which arises under this Deed of Trust, and does not cure that failure within fifteen (15) days after written notice from Beneficiary or Trustee; or

                  (b) Trustor fails to perform any obligation arising under this Deed of Trust other than one to pay money, and does not cure that failure either within thirty (30) days ("Initial Cure Period") after written notice from Beneficiary or Trustee, or within ninety (90) days after such written notice, so long as Trustor begins within the Initial Cure Period and diligently continues to cure the failure, and Beneficiary, exercising reasonable judgment, determines that the cure cannot reasonably be completed at or before expiration of the Initial Cure Period; or

                  (c) An Event of Default (as defined in the Loan Agreement) occurs under the Loan Agreement.

            5.3 Remedies. At any time after an Event of Default, Beneficiary and Trustee will be entitled to invoke any and all of the following rights and remedies, all of which will be cumulative, and the exercise of any one or more of which shall not constitute an election of remedies:

                  (a) Acceleration. Subject to applicable Gaming Laws, Beneficiary may declare any or all of the Secured Obligations to be due and payable immediately.

                  (b) Receiver. Subject to applicable Gaming Laws, Beneficiary may apply to any court of competent jurisdiction for, and obtain appointment of, a receiver for the Property.

                  (c) Entry. Subject to applicable Gaming Laws, Beneficiary, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Beneficiary may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include: taking and possessing all of Trustor's or the then owner's Books and Records; entering into, enforcing, modifying, or canceling leases on such terms and conditions as Beneficiary may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Trustor; completing construction; and/or contracting for and making repairs and alterations. If Beneficiary so requests, Trustor shall assemble all of the Property that has been removed from the Land and make all of it available to Beneficiary at the site of the Land. Trustor hereby irrevocably constitutes and appoints Beneficiary as Trustor's attorney-in-fact to perform such acts and execute such documents as Beneficiary in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Trustor's name on any instruments. Regardless of any provision of this Deed of Trust, the Loan Agreement or the Guaranty, Beneficiary shall not be considered to have accepted any property other than cash or immediately available funds in satisfaction of any obligation of Trustor to Beneficiary, unless Beneficiary has given express written notice of Beneficiary's election of that remedy in accordance with the Nevada Uniform Commercial Code, as it may be amended or recodified from time to time.

                  (d) Cure; Protection of Security. Either Beneficiary or Trustee may cure any breach or default of Trustor, and if it chooses to do so in connection with any such cure, Beneficiary or Trustee may also, subject to applicable Gaming Laws, enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust, including, without limitation, the right to complete the Improvements. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Beneficiary or Trustee under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Beneficiary's or Trustee's sole judgment is or may be senior in priority to this Deed of Trust, such judgment of Beneficiary or Trustee to be conclusive as among the parties to this Deed of Trust; obtaining insurance and/or paying any premiums or charges for insurance required to be carried under the Loan Agreement; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Beneficiary or Trustee. Beneficiary and Trustee may take any of the actions permitted under this subsection 5.3(d) either with or without giving notice to any person.

                  (e) Uniform Commercial Code Remedies. Subject to applicable Gaming Laws, Beneficiary may exercise any or all of the remedies granted to a secured party under the Nevada enactment of the Uniform Commercial Code.

                  (f) Judicial Action. Beneficiary may bring an action in any court of competent jurisdiction to foreclose this instrument or to obtain specific enforcement of any of the covenants or agreements of this Deed of Trust.

                  (g) Power of Sale. Under the power of sale hereby granted, Beneficiary shall have the discretionary right to cause some or all of the Property, including any Property which constitutes personal property to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law.

                        (i) Sales of Personal Property.

                              (A) For purposes of this power of sale,
                  Beneficiary may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Beneficiary may dispose of any personal property separately from the sale of real property, in any manner permitted by or under Nevada Revised Statutes Article
                  104.9101 et seq. (the Nevada enactment of the Uniform Commercial Code), including any public or private sale, or in any manner permitted by any other applicable law.

                              (B) The following provision shall apply in the
                  absence of any specific statutory requirement which permits or requires a different notice period: In connection with any sale or other disposition of such Property, Trustor agrees that the following procedures constitute a commercially reasonable sale: Beneficiary shall mail written notice of the sale to Trustor not later than forty-five (45) days prior to such sale. Once per week during the four weeks immediately preceding such sale, Beneficiary will publish notice of the sale in a local daily newspaper of general circulation. Upon receipt of any written request, Beneficiary will make the Property available to any bona fide prospective purchaser for inspection during reasonable business hours. Notwithstanding, Beneficiary shall be under no obligation to consummate a sale if, in its judgment, none of the offers received by it equals the fair value of the Property offered for sale. The foregoing procedures do not constitute the only procedures that may be commercially reasonable.

                        (ii) Trustee's Sales of Real Property or Mixed
            Collateral.

                              (A) Beneficiary may choose to dispose of some or
                  all of the Property which consists solely of real property in any manner then permitted by applicable law. In its discretion, Beneficiary may also or alternatively choose to dispose of some or all of the Property, in any combination consisting of both real and personal property, together in one sale to be held in accordance with the law and procedures applicable to real property. Trustor agrees that such a sale of personal property together with real property constitutes a commercially reasonable sale of the personal property. For purposes of this power of sale, either a sale of real property alone, or a sale of both real and personal property together in accordance with law, will sometimes be referred to as a "Trustee's Sale."

                              (B) Before any Trustee's Sale, Beneficiary or
                  Trustee shall give and record such notice of default and election to sell as may then be required by law. When all time periods then legally mandated have expired, and after such notice of sale as may then be legally required has been given, Trustee shall sell the property being sold at a public auction to be held at the time and place specified in the notice of sale. Neither Trustee nor Beneficiary shall have any obligation to make demand on Trustor before any Trustee's Sale. From time to time in accordance with then applicable law, Trustee may, and in any event at Beneficiary's request shall, postpone any Trustee's Sale by public announcement at the time and place noticed for that sale.

                              (C) At any Trustee's Sale, Trustee shall sell to
                  the highest bidder at public auction for cash in lawful money of the United States. Trustee shall execute and deliver to the purchaser(s) a deed or deeds conveying the property being sold without any covenant or warranty whatsoever, express or implied. The recitals in any such deed of any matters or facts, including any facts bearing upon the regularity or validity of any Trustee's Sale, shall be conclusive proof of their truthfulness. Any such deed shall be conclusive against all persons as to the facts recited in it.

                  (h) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Beneficiary may:

                        (i) Designate the order in which the lots, parcels
            and/or items shall be sold or disposed of or offered for sale or disposition; and

                        (ii) Elect to dispose of the lots, parcels and/or items
            through a single consolidated sale or disposition to be held or made under the power of sale granted in subsections 5.3(g) and 5.7, or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale; or through two or more such sales or dispositions; or in any other manner Beneficiary may deem to be in its best interests (any such sale or disposition, a "Foreclosure Sale;" any two or more, "Foreclosure Sales").

      If Beneficiary chooses to have more than one Foreclosure Sale, Beneficiary at its option may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as Beneficiary may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Deed of Trust on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

            5.4 Credit Bids. At any Foreclosure Sale, any person, including Trustor, Trustee or Beneficiary, may bid for and acquire the Property or any part of either to the extent permitted by then applicable law. Instead of paying cash for such property, Beneficiary may settle for the purchase price by crediting the sales price of the property against the following obligations:

                  (a) First, the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to pay or reimburse Beneficiary or Trustee under
      Section 4.10; and

                  (b) Second, all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose.

            5.5 Application of Foreclosure Sale Proceeds. Beneficiary and Trustee shall apply the proceeds of any Foreclosure Sale in the following manner:

                  (a) First, to pay the portion of the Secured Obligations attributable to the expenses of sale, costs of any action and any other sums for which Trustor is obligated to reimburse Beneficiary or Trustee under Section 4.10;

                  (b) Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Beneficiary or Trustee under the terms of this Deed of Trust which then remain unpaid;

                  (c) Third, to pay all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose; and

                  (d) Fourth, to remit the remainder, if any to the person or persons entitled to it.

            5.6 Application of Rents and Other Sums. Beneficiary shall apply any and all Rents collected by it, and any and all sums other than proceeds of a Foreclosure Sale which Beneficiary may receive or collect under Section 5.3, in the following manner:

                  (a) First, to pay the portion of the Secured Obligations attributable to the costs and expenses of operation and collection that may be incurred by Trustee, Beneficiary or any receiver;

                  (b) Second, to pay all other Secured Obligations in any order and proportions as Beneficiary in its sole discretion may choose; and

                  (c) Third, to remit the remainder, if any, to the person or persons entitled to it. Beneficiary shall have no liability for any funds which it does not actually receive.

            5.7 Incorporation of Certain Nevada Covenants. The following covenants nos. 1, 2 (full replacement value), 3, 4 (at the applicable Default
Rate), 5, 6, 7 (reasonable), 8 and 9 of NRS 107.030, where not in conflict with the provisions of the Loan Documents, are hereby adopted and made a part of this

Deed of Trust. Upon any Event of Default by Trustor hereunder, Beneficiary may
(a) declare all sums secured immediately due and payable without demand or notice or (b) have a receiver appointed as a matter of right without regard to the sufficiency of said property or any other security or guaranty and without any showing as required by NRS.ss. 107.100, but subject to applicable Gaming Laws. All remedies provided in this Deed of Trust are distinct and cumulative to any other right or remedy under this Deed of Trust or afforded by law or equity and may be exercised concurrently, independently or successively. The sale of said property conducted pursuant to Covenants Nos. 6, 7 and 8 of NRS 107.030 may be conducted either as to the whole of said property or in separate parcels and in such order as Trustee may determine.

      6. Miscellaneous Provisions.

            6.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties' agreement regarding the matters mentioned in or incidental to this Deed of Trust. The Loan Documents also grant further rights to Beneficiary and contain further agreements and affirmative and negative covenants by Trustor which apply to this Deed of Trust and to the Property.

            6.2 No Waiver or Cure.

                  (a) Each waiver by Beneficiary or Trustee must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from any delay or failure by Beneficiary or Trustee to take action on account of any default of Trustor. Consent by Beneficiary or Trustee to any act or omission by Trustor shall not be construed as a consent to any other or subsequent act or omission or to waive the requirement for Beneficiary's or Trustee's consent to be obtained in any future or other instance.

                  (b) If any of the events described below occurs, that event alone shall not: cure or waive any breach, Event of Default or notice of default under this Deed of Trust or invalidate any act performed pursuant to any such default or notice; or nullify the effect of any notice of default or sale (unless all Secured Obligations then due have been paid and performed and all other defaults under the Loan Documents have been cured); or impair the security of this Deed of Trust; or prejudice Beneficiary, Trustee or any receiver in the exercise of any right or remedy afforded any of them under this Deed of Trust; or be construed as an affirmation by Beneficiary of any tenancy, lease or option, or a subordination of the lien of this Deed of Trust.

                        (i) Beneficiary, its agent or a receiver takes
            possession of all or any part of the Property in the manner provided in subsection 5.3(c).

                        (ii) Beneficiary collects and applies Rents as permitted
            under Sections 2.3 and 5.6, either with or without taking possession of all or any part of the Property.

                        (iii) Beneficiary receives and applies to any Secured
            Obligation proceeds of any Property, including any proceeds of insurance policies, condemnation awards, or other claims, property or rights assigned to Beneficiary under Section 4.5.

                        (iv) Beneficiary makes a site visit, observes the
            Property and/or conducts tests as permitted under Section 4.14 or under the Loan Agreement.

                        (v) Beneficiary receives any sums under this Deed of
            Trust or any proceeds of any collateral held for any of the Secured Obligations, and applies them to one or more Secured Obligations.

                        (vi) Beneficiary, Trustee or any receiver invokes any
            right or remedy provided under this Deed of Trust.

            6.3 Powers of Beneficiary and Trustee.

                  (a) Trustee shall have no obligation to perform any act which it is empowered to perform under this Deed of Trust unless it is requested to do so in writing and is reasonably indemnified against loss, cost, liability and expense.

                  (b) If either Beneficiary or Trustee performs any act which it is empowered or authorized to perform under this Deed of Trust, including any act permitted by Section 4.8 or subsection 5.3(d) or by the Loan Agreement, that act alone shall not release or change the personal liability of any person for the payment and performance of the Secured Obligations then outstanding, or the lien of this Deed of Trust on all or the remainder of the Property for full payment and performance of all outstanding Secured Obligations. The liability of the original Trustor shall not be released or changed if Beneficiary grants any successor in interest to Trustor any extension of time for payment, or modification of the terms of payment, of any Secured Obligation. Beneficiary shall not be required to comply with any demand by the original Trustor that Beneficiary refuse to grant such an extension or modification to, or commence proceedings against, any such successor in interest.

                  (c) Beneficiary may take any of the actions permitted under subsections 5.3(b), 5.3(c), 5.7 and/or the Loan Agreement regardless of the adequacy of the security for the Secured Obligations, or whether any or all of the Secured Obligations have been declared to be immediately due and payable, or whether notice of default and election to sell has been given under this Deed of Trust.

                  (d) From time to time, Beneficiary or Trustee may apply to any court of competent jurisdiction for aid and direction in executing the trust and enforcing the rights and remedies created under this Deed of Trust. Beneficiary or Trustee may from time to time obtain orders or decrees directing, confirming or approving acts in executing this trust and enforcing these rights and remedies.

            6.4 Merger. No merger shall occur as a result of Beneficiary's acquiring any other estate in or any other lien on the Property unless Beneficiary consents to a merger in writing.

            6.5 Joint and Several Liability. If Trustor consists of more than one person, each shall be jointly and severally liable for the faithful performance of all of Trustor's obligations under this Deed of Trust.

            6.6 Applicable Law. This Deed of Trust shall be governed by Nevada law.

            6.7 Successors in Interest. The terms, covenants and conditions of this Deed of Trust shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties. However, this Section 6.7 does not waive the provisions of Section 5.1.

            6.8 Interpretation.

                  (a) Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the sections of this Deed of Trust are for convenience only and do not define or limit any terms or provisions. The word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."

                  (b) The word "obligations" is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest, prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions.

                  (c) No listing of specific instances, items or matters in any way limits the scope or generality of any language of this Deed of Trust. The Exhibits to this Deed of Trust are hereby incorporated in this Deed of Trust.

                  (d) The terms of the Loan Agreement shall prevail over the terms of this Deed of Trust in the event of any conflict.

            6.9 In-House Counsel Fees. Whenever Trustor is obligated to pay or reimburse Beneficiary or Trustee for any attorneys' fees, those fees shall include the allocated costs for services of in-house counsel.

            6.10 Waiver of Marshaling. Trustor waives all rights, legal and equitable, it may now or hereafter have to require marshalling of assets or to require upon foreclosure sales of assets in a particular order. Each successor and assign of Trustor, including any holder of a lien subordinate to this Deed of Trust, by acceptance of its interest or lien agrees that it shall be bound by the above waiver, as if it had given the waiver itself.

            6.11 Severability. If any provision of this Deed of Trust should be held unenforceable or void, that provision shall be deemed severable from the remaining provisions and in no way affect the validity of this Deed of Trust, except that if such provision relates to the payment of any monetary sum, then Beneficiary may, at its option, declare all Secured Obligations immediately due and payable.

            6.12 Notices. Trustor hereby requests that a copy of notice of default and notice of sale be mailed to it at the address set forth below. That address is also the mailing address of Trustor as debtor under the Nevada Uniform Commercial Code. Beneficiary's address given below is the address for Beneficiary as secured party under the Nevada Uniform Commercial Code.

                                   "Trustor":

                                    CINDERLANE, INC.,
                                    a Nevada corporation

                                    By  /s/ Ronald J. Radcliffe
                                        -----------------------

                                        Ronald J. Radcliffe,
                                        Secretary
                                        -------------------------
                                        (Printed Name and Title)

                                    By  /s/ I. Scott Bogatz
                                        -------------------------

                                        I. Scott Bogatz, Counsel
                                        -------------------------
                                        (Printed Name and Title)


                                    Addresses Where Notices to
                                    Trustor Are to Be Sent:

                                    Cinderlane, Inc.
                                    3700 West Flamingo Road
                                    Las Vegas, Nevada  89103
                                    Attn: Chief Executive Officer

                                    Accepted and Agreed:


                                    BANK OF AMERICA NATIONAL
                                    TRUST AND SAVINGS ASSOCIATION,
                                    as Agent under the Loan Agreement

                                    By: /s/ Gina Meador
                                        ---------------------------
                                        Gina Meador, Vice President

                                    Address Where Notices to Beneficiary
                                    Are to Be Sent:

                                    Bank of America NT & SA
                                    555 South Flower Street
                                    11th Floor
                                    Los Angeles, CA 90017
                                    Attn:  Agency Management Services

                                    Address Where
                                    Notices to Trustee
                                    Are to Be Sent:

                                    Chicago Title Insurance Company
                                    555 South Flower Street
                                    11th Floor
                                    Los Angeles, CA  90017
                                    Attn: Agency Management Services

Acknowledgment for Cinderlane, Inc.

STATE OF NEVADA     )
                    )  ss.
COUNTY OF CLARK     )

On December 18, 1998, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), Ronald J. Radcliffe, personally known (or proved) to me to be the person whose name is subscribed to the above instrument, and who acknowledged that (s)he executed the instrument.


                                              /s/ Suzanne V. Hall
                                          ---------------------------
                                                  (Signature)


Notary Public - State of Nevada     Notary Public - State of Nevada
COUNTY OF CLARK                     COUNTY OF CLARK
SUZANNE V. HALL                     LEA ANN SPALDING
My Appointment Expires              My Appointment Expires
September 26, 2001                  February 19, 2000
No. 97-4136-1                       No. 96-1306-1
                                    (Lea Ann Spalding, Notary Public
                                    for I. Scott Bogatz)


Acknowledgment for Bank of America National Trust and Savings Association

STATE OF CALIFORNIA       )
                          )  ss.
COUNTY OF LOS ANGELES     )

On December 22, 1998, personally appeared before me, a notary public (or judge or other authorized person, as the case may be), Gina Meador, personally known (or proved) to me to be the person whose name is subscribed to the above instrument, and who acknowledged that (s)he executed the instrument.


                                                /s/ Hilda Espy
                                          ----------------------------
                                                  (Signature)

HILDA ESPY
Commission # 1128821
Notary Public - California
Los Angeles County
My Comm. Expires Mar. 24, 2001